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                                                                      EXHIBIT 12

VORNADO REALTY TRUST
RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED DIVIDEND REQUIREMENTS

                                           Three Months
                                               Ended                                  Year Ended
                                              June 30,   December 31,  December 31,  December 31,  December 31,  December 31,
                                               2003         2002          2001           2000          1999          1998*
                                           ------------  ------------  ------------  ------------  ------------  ------------
Net income applicable to common
  shareholders                               $  82,331    $ 209,736     $ 227,233      $ 195,301    $ 169,081      $ 131,164
Minority interest not reflected in fixed
  charges below                                 13,419       44,462        19,021         16,668       14,428          3,732
Equity in income from certain partially
  owned entities in excess of
  distributions                                 (3,105)          --       (28,360)       (19,757)     (16,391)          (983)
Fixed Charges                                   89,573      371,210       319,624        312,021      227,459        152,217
                                             ---------    ---------     ---------      ---------    ---------      ---------
                                             $ 182,218    $ 625,408     $ 537,518      $ 504,233    $ 394,577      $ 286,130
                                             =========    =========     =========      =========    =========      =========

FIXED CHARGES:
Interest and debt expense                    $  58,485    $ 239,525     $ 173,076      $ 170,273    $ 141,683      $ 114,686
Capitalized interest                               647        6,677        11,557         12,269        7,012          1,410
Preferred stock dividends                        5,425       23,167        36,505         38,690       33,438         21,690
Preferred unit distributions reflected in
  minority interest                             23,643       96,122        93,342         85,706       40,570         12,452
1/3 of rent expense--interest factor             1,373        5,719         5,144          5,083        4,756          1,979
                                             ---------    ---------     ---------      ---------    ---------      ---------
Total Fixed Charges                          $  89,573    $ 371,210     $ 319,624      $ 312,021    $ 227,459      $ 152,217
                                             =========    =========     =========      =========    =========      =========
Ratio of Earnings to Fixed Charges                2.03         1.68          1.68           1.62         1.73           1.88
                                             =========    =========     =========      =========    =========      =========


* Restated to reflect equity in income from certain partially owned entities in excess of distributions and preferred unit distributions